Exhibit 99.1

CONTACTS
For: Michael Happel (212) 415-6500	FOR IMMEDIATE RELEASE
American Realty Capital
mhappel@arlcap.com

From: Tony DeFazio (484) 532-7783
DeFazio Communications, LLC
tony@defaziocommunications.com

American Realty Capital New York Recovery REIT Acquires Foot Locker Store in
Bensonhurst Section of New York City

New York, NY, April 21, 2011 - American Realty Capital New York Recovery REIT, Inc., (the “Company”) announced today that it has acquired a Foot Locker store in the Bensonhurst neighborhood of Brooklyn, New York, for a purchase price of approximately $6.17 million. Foot Locker currently leases 100% of the property under a 15-year lease through January 2026. The acquisition closed on April 18, 2011.

“We are pleased to be buying this quality real estate with a long-term lease to Foot Locker, a well- regarded national brand,” said Michael Happel, Chief Investment Officer and Executive Vice President of the American Realty Capital New York Recovery REIT.  “We expect this property will generate a stable and growing income in a very densely populated area of Brooklyn, NY.  In fact, there are more than 1.5 million people living within just a five-mile radius of this store. This is the seventh property we’ve acquired in New York City and it complements our existing portfolio of five retail stores in the West Greenwich Village plus our office/showroom building on the east side of Midtown Manhattan.”

American Realty Capital New York Recovery REIT, Inc. is a publicly registered, non-traded REIT that has commenced its initial public offering of up to 150,000,000 shares of common stock, at a purchase price of $10 per share, for an aggregate offering amount of up to $1,500,000,000.  The Company intends to use the proceeds from the offering to acquire commercial real estate in New York City.  The Company is offering the shares of common stock on a “best efforts” basis through its affiliate, Realty Capital Securities, LLC, the dealer manager of the offering.

A registration statement relating to the offering of these securities has been filed with the U.S. Securities and Exchange Commission and declared effective.  The offering will be made only by means of a prospectus.  Copies of the prospectus for the offering may be obtained by contacting:  Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, Tel:1-877-373-3522.

-More-

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This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to the following risks: The failure to qualify or maintain the requirements to be taxed as a REIT would reduce the amount of income available for distribution and limit the Company’s ability to make distributions to its stockholders.  No public market initially exists for the Company’s shares of common stock, and one may never exist for this or any other such type of real estate program. Securities are being offered on a best efforts basis.  These are speculative securities and as such involve a high degree of risk.  There are substantial conflicts among an offering and its sponsor, advisor, dealer manager and property manager.  There is no assurance that the value of the real estate will be sufficient to return any portion of investors' original capital.  Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market and we cannot assure you that there will be growth in the value of the properties.

To arrange interviews with executives of American Realty Capital New York Recovery REIT, Inc., please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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